Exhibit 10.1

Lease Agreement
December 18, 2013

Landlord:	Cobra Pipeline Co. LLC
3511 Lost Nation Rd. #213
Willoughby, OH 44094
Phone: 440-255-1945
Fax: 440-255-1985

Tenant:	Orwell Natural Gas
8500 Station St. #100
Mentor, OH 44060
Phone: 440-974-3770
Fax:

Space:	Warehouse style building, 2400 Square Feet in size

Location:	2412 Newton Falls Rd. Newton Falls, OH 44444

Rent:	Two thousand ($2000.00) dollars per month. Due on the first of each month.

Guarantee:	Tenant guarantees the terms and conditions of this lease, individually and as Operating manager of Orwell Natural Gas Co.

Legal Description:	To be provided and inserted as Exhibit A

Terms:	The terms of this lease are effective from December 18, 2013 through February 29, 2016. Continuing month to month after that until either party decides to terminate said agreement with thirty (30) days notice.

Property Expenses:	Tenant agrees to pay individual maintenance expenses of five hundred ($500.00) dollars or less for any single maintenance issue. Tenant shall retain all contractors’ warranties upon completion of same. Any maintenance in excess of five hundred ($500.00) dollars must be approved by Landlords and will be performed at the discretion of the Landlords. All improvements made to said real estate/building must be provided to Landlords in writing. Written approval must be given to Tenant by Landlords before any improvements are made.

Insurance:	Tenant agrees to carry during the term of the lease; liability insurance which provides protection against all liabilities included in a comprehensive insurance policy.

Lease/Rent Start:	Rent starts on December 18, 2013. Monthly rent is due and payable by the first day of each month. Any monthly lease payments not paid by the 10th of each month will be assessed a twenty-five ($25.00) dollar late charge. Monthly lease payments are to be made to Cobra Pipeline Co. LLC., at 3511 Lost Nation Rd. #213 Willoughby, OH 44094.

Default:	Should Tenant default in rental or lease payments which are due on the first day of each month and should said default continue for a period of thirty (30) days, Tenant agrees and covenants to the termination of the lease or any renewal thereof. Tenant shall then quickly and promptly yield and surrender said premises to Landlords in good appraisal condition.

Utilities:	Tenant must pay all utilities and deposits that are necessary to operate said business. Tenant must have all utility bills paid and in good standing at termination of lease.

Shared Access:

Security Deposit:	No security deposit required.

Assignability:	The lease shall be non-assignable in any part without the written consent of the Landlords and may not be leased, sub-leased, rented or transferred in any form by the Tenant.

Surrender of Lease:	Upon the termination of lease, for whatever reason, any improvements which have been placed upon the building and real estate shall be the sole property of Landlords without lien or encumbrance. Tenant shall keep the real estate and buildings free and clear of all liens and claims of liens for labor, services, materials, supplies, or equipment performed on or furnished on leased property at Tenant’s request.

Notification:	Tenant shall be given a thirty (30) day notice of any breach of lease. Then Tenant has thirty (30) consecutive days to correct any breach or Landlords may terminate lease.

Abandonment:	Tenant shall not vacate or abandon the premises at any time during the term of this lease; and if Tenant shall abandon, vacate or surrender the leased premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Tenant and left on the premises shall be deemed to be abandoned. Abandonment shall be defined as Tenant’s business being closed to the public for more than thirty (30) consecutive days without prior notice to and consent of Landlord.

Condemnation:	If, during the term of this Lease, Landlords receives notice from any public authority that the whole or any part of the leased premises is being considered for taking by any public authority under the power of eminent domain, Landlords shall immediately provide Tenant with written notice of such action, including a copy of said notice.

Entry of Landlord:	Landlord and its authorized agents shall have the right, during normal business hours, to enter the premises to inspect the general condition and state of repair.

Submitted this 18 day of December, 2013, by Cobra Pipeline Co., LLC

/s/ Jessica Carothers
Agent, Cobra Pipeline Co., LLC

Accepted this 18 day of December, 2013, by Orwell Natural Gas Co.

/s/ Donald R. Whiteman
Agent, Orwell Natural Gas Co.